UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2011

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 25, 2011, Kindred Healthcare, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Second Amended and Restated Credit Agreement dated as of July 18, 2007 among the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Credit Facility”).

The Amendment provides the Company with additional financing flexibility under the Credit Facility in connection with the Company’s acquisition of RehabCare Group, Inc. (“RehabCare”), allowing the Company at its option to form an unrestricted subsidiary to issue certain debt securities pursuant to an escrow arrangement prior to the consummation of the RehabCare acquisition. The Amendment permits the issuer of such debt securities to be funded with the proceeds from the issuance of such debt securities and other amounts contributed by the Company to the extent necessary to pay interest and other amounts required under the escrow arrangement to redeem such debt securities if the RehabCare acquisition is not consummated. The Company intends to use the proceeds from the issuance of such debt securities to fund a portion of the proceeds required for the acquisition of RehabCare, including paying related fees and expenses, or the contemplated repayment of indebtedness of the Company or RehabCare. The consummation of the RehabCare acquisition is subject to certain conditions, including the adoption of the transaction by the RehabCare and Kindred stockholders; clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; receipt of certain other licensure and regulatory approvals; receipt of financing proceeds; and other customary closing conditions.

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

Item 9.01.

(d)	Exhibits

Exhibit 10.1	Amendment No. 3 to the Second Amended and Restated Credit Agreement dated as of July 18, 2007 among the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: February 28, 2011	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Senior Vice President, Corporate Legal Affairs and Corporate Secretary